Consent of Independent Registered Public Accounting Firm

The Board of Directors

KWESST Micro Systems Inc.

We consent to the use of our auditor’s report dated December 27, 2024 with respect to the consolidated financial statements of KWESST Micro Systems Inc. (the "Company") as at September 30, 2024 and for the year then ended incorporated by reference in the Company’s Form F-3 Registration Statement dated February 26, 2025 being filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” included in the Company’s Form F-3 Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants;

Licensed Public Accountants

Ottawa, Canada

February 26, 2025